Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the inclusion in this Registration Statement on Form F-4 of our auditors’ report dated April 8, 2021 relating to the consolidated financial statements of Sphere 3D Corp. (the “Company”) for the years ended December 31, 2020 and 2019  (which expresses an unqualified opinion and includes explanatory paragraphs regarding a going concern uncertainty and changes in accounting principles).

/s/ Smythe LLP

Chartered Professional Accountants
Vancouver, Canada
January 5, 2022